                               [GRAPHIC OMITTED]
                     Alpha Overlay Securities Linked to the
           Deutsche Bank Liquid Alpha USD 5 Total Return(R) Index and
        the Deutsche Bank Equity Mean Reversion Alpha Index ("EMERALD")

                             Alternative Investment

Indicative Terms as of February 25, 2010

CUSIP:                    2515A0 2V 4

Issuer:                   Deutsche Bank AG, London Branch

Maturity / Tenor:         13 Months

Basket:                   The Securities are linked to the performance of the
                          Deutsche Bank Liquid Alpha USD 5 Total Return(R) Index
                          ("Liquid Alpha," Bloomberg: DBLAU5TJ) and the Deutsche
                          Bank Equity Mean Reversion Alpha Index ("EMERALD,"
                          Bloomberg: DBVEMR), each a "Basket Index" and
                          collectively, the "Basket Indices."

Redemption Amount:        You will receive a cash payment on the Maturity Date
                          or Redemption Trigger Payment Date, as applicable, per
                          $1,000 security face amount, calculated as follows:

                          [GRAPHIC OMITTED]

                          Your investment will be fully exposed to any
                          depreciation in Liquid Alpha and any depreciation in
                          EMERALD.

Initial Basket Level:     100

Final Basket Level        The Basket Level as determined by the Calculation
                          Agent on the Final Valuation Date or the Redemption
                          Trigger Valuation Date, as the case may be.

Basket Level:             On any trading day:

                          100 x (1 + Liquid Alpha Performance + EMERALD
                          Performance)

Liquid Alpha
Performance:              [GRAPHIC OMITTED]

EMERALD Performance:      [GRAPHIC OMITTED]

Initial Reference Level:  The closing level for the respective Basket Index on the Trade Date.

Final Reference Level:    The closing level for the respective Basket Index on
                          the Final Valuation Date, Redemption Trigger Valuation
                          Date or the applicable trading day, as the case may
                          be.

Liquid Alpha Adjustment   0.9925 - (0.01 x Days / 365), where "Days" equals the
Factor:                   number of calendar days from, and including, the Trade
                          Date to, but excluding, the Final Valuation Date or
                          the Redemption Trigger Valuation Date, as applicable.

EMERALD Adjustment        1 - (0.01 x Days / 365), where "Days" equals the
Factor:                   number of calendar days from, and including, the Trade
                          Date to, but excluding, the Final Valuation Date or
                          the Redemption Trigger Valuation Date, as applicable.

Redemption Trigger        If the Basket Level on any trading day is less than 40
Event:                    (a "Redemption Trigger Event" and such trading day,
                          the "Redemption Trigger Date"), the securities will be
                          redeemed by the Issuer for the Redemption Amount
                          calculated as of two business days following the
                          Redemption Trigger Date (the "Redemption Trigger
                          Valuation Date"), with payment made on the date that
                          is five business days after the Redemption Trigger
                          Valuation Date (the "Redemption Trigger Payment
                          Date").

Discounts and             The Agent will not receive a commission in connection
Commissions:              with the sale of the securities. The Agent may pay
                          referral fees to other broker-dealers of up to 0.50%
                          or $5.00 per $1,000 face amount. The Agent may pay
                          custodial fees to other broker-dealers of up to 0.25%
                          or $2.50 per $1,000 face amount.

Agent:                    Deutsche Bank Securities Inc.

              Deutsche Bank Structured Equity Sales +1 212 250-9905

                         Best Case Scenario at Maturity

If the Final Basket Level is greater than the Initial Basket Level, investors will receive 100% of the appreciation of the Basket, which will include
Adjustment Factors relating to each Basket Index.

                               Worst Case Scenario

If a Redemption Trigger Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion of your investment in the securities.

                                    Benefits

|X|  Participation in the performance of the Basket Indices with uncapped upside potential, reduced by the Adjustment Factors.

                                      Risks

|X|  Exposed to the performance of Liquid Alpha and the performance of EMERALD

|X|  If a Redemption Trigger Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion of your investment in the securities.

|X|  Both Liquid Alpha and EMERALD have limited performance histories.

|X|  An investment in the securities is subject to the credit of the Issuer.

                                 Important Dates

                Offering Period:....February 25 - March 25, 2010
                Trade Date:.......................March 26, 2010
                Settlement Date:..................March 31, 2010
                Final Valuation Date:.............April 26, 2011
                Maturity Date:........April 29, 2011 (13 Months)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                                         Dated February 25, 2010

                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                  NOT A DEPOSIT
                 NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
160.00	60.00%	$ 1,600.00	60.00%
140.00	40.00%	$ 1,400.00	40.00%
120.00	20.00%	$ 1,200.00	20.00%
110.00	10.00%	$ 1,100.00	10.00%
105.00	5.00%	$ 1,050.00	5.00%
102.92	2.92%	$ 1,029.20	2.92%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$ 950.00	-5.00%
90.00	-10.00%	$ 900.00	-10.00%
80.00	-20.00%	$ 800.00	-20.00%
60.00	-40.00%	$ 600.00	-40.00%
40.00	-60.00%	$ 400.00	-60.00%
This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket.  Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes Adjustment Factor components. As a result, the performance of the Basket Indices will need more than offset the Adjustment Factors for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 823 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factors, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 2.92% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

YOUR SECURITIES ARE EXPOSED TO THE PERFORMANCE OF LIQUID ALPHA AND THE PERFORMANCE OF EMERALD — Because the securities are linked to Liquid Alpha and EMERALD, any negative performance of either index will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.

EARLY REDEMPTION UPON A REDEMPTION TRIGGER EVENT — If the Basket Level is less than 40 at the close of any trading day during the Observation Period, we will redeem the securities early. The Redemption Amount will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date, and you will lose a significant portion of your initial investment. Once a Redemption Trigger Event occurs, early redemption by us will be automatic. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you may not be able to reinvest your money in a comparable investment.

CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

LIQUID ALPHA STRATEGY RISK — Liquid Alpha is intended to reflect the combined total return performance of a number of indices referred to as Liquid Alpha Constituents. The Liquid Alpha Constituents and their weights are selected by a process involving the Index Sponsor using a computer-based model, the Model, designed, owned and controlled by the Index Sponsor. The Model is intended, on each index selection date to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of annualized volatility of 5.00%. The selection by the Model of the DB Alpha Constituents and their weights is based on a retrospective calculation, and there is no assurance that the DB Alpha Constituents and weights selected by the Model will cause the level of DB Alpha to increase.

EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500 Index. EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative correlation between the daily volatility and weekly volatility on the S&P 500 Index will exist at any time during the term of the securities and the strategy of buying daily volatility and selling weekly volatility may not be successful.

BOTH LIQUID ALHPA AND EMERALD HAVE LIMITED PERFORMANCE HISTORY.

OUR RESEARCH OPINIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES AND THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity, and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See “Risk Factors” in the accompanying term sheet for more information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 823 and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 823 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905